Exhibit 99.2

PRIMORIS CORPORATION SELECTED INCOME STATEMENT DATA
($ in millions)
(unaudited)

	FISCAL YEAR ENDED DECEMBER 31,

	2007	2006	2005

Revenue	$547.7	$438.8	$362.5
Cost of revenue	487.7	398.0	333.9
Provision for estimated Losses on Uncompleted Contracts	0.6	1.2	3.6

Gross profit	59.4	39.6	25.0

Selling, General & Administrative Expenses	29.2	26.0	21.5

Operating Income	30.2	13.6	3.5

Other Income ( Expenses)
Equity Gain from Non-Consolidated Joint Ventures	(1.4)	1.8	0.8
Gain on Sale of Property and Equipment	0.2	0.4	1.2
Interest Income	1.8	0.6	0.2
Interest Expense	(1.7)	(1.2)	(0.8)
Other	(1.1)	(0.7)	(0.9)

Income before Provision for Income taxes	28.0	14.5	4.0
Provision for income Taxes	(0.9)	(1.2)	-

Income from Continuing Operations	27.1	13.3	4.0

Profit ( Loss) from Discontinued Operations	-	-	1.5

Net Income	$27.1	$13.3	$5.5

Add back:
Interest Expense	1.7	1.2	0.8
Depreciation and amortization expenses:
Cost of revenue	4.6	4.7	5.3
Selling, General & Administrative Expenses	0.1	0.2	0.1
Other Income ( Expenses)	0.1	0.1	0
Provision for income Taxes	0.9	1.2	-

Deduct:
Interest Income	1.8	0.6	0.2
Profit ( Loss) from Discontinued Operations	-	-	1.5

EBITDA ( non-GAAP measure)	32.7	20.1	10.0

PRIMORIS CORPORATION BALANCE SHEET
($ in millions)
(unaudited)

	FISCAL YEAR ENDED DECEMBER 31,

	2007	2006	2005
ASSETS
Current Assets
Cash and Cash Equivalents	$63.0	$13.1	$16.9
Cash - Restricted	10.0	7.2	7.7
Accounts Receivable, Net	113.3	105.9	59.1
Cost and Estimated earnings in Excess of Billings	11.1	14.5	18.4
Inventory	2.4	2.4	2.6
Prepaid Expenses & Other Current Assets	1.8	0.9	0.9
Assets of Discontinued Operations	-	-	0.6

Total Current Assets	201.6	144.0	106.2

Property & Equipment, Net	14.0	12.2	15.8
Other Non Current Assets	0.8	0.5	0.7
Investments in Non-Consolidated Entities	-	3.6	1.8
Intangibles, Net	3.2	2.9	1.3

Total Assets	219.6	163.2	125.8

LIABILITIES & SHAREHOLDER'S EQUITY

Current Liabilities
Accounts Payable	58.9	48.1	43.6
Billings In Excess of Cost and Estimated Earnings	54.1	27.6	11.8
Accrued Expenses and other Current Liabilities	25.7	19.3	15.0
Liabilities of Discontinued operations	-	-	0.3
Distributions Payable	6.1	-	-
Current Portion of Long Term Debt	4.0	2.9	3.0

Total Current Liabilities	148.8	97.9	73.7

Long term Debt, net of Current Portion	21.4	21.4	18.6
Other Long Term Liabilities	1.3	0.9	0.7

Total Liabilities	171.5	120.2	93.0

Total Shareholders' Equity	48.1	43.0	32.8

Total Liabilities & Shareholder's Equity	$219.6	$163.2	$125.8